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                          January 19, 2021

       Andrew Wolstan
       General Counsel
       Canoo Inc.
       19951 Mariner Avenue
       Torrance, California 90503

                                                        Re: Canoo Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed January 13,
2021
                                                            File No. 333-252082

       Dear Mr. Wolstan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Geoff
Kruczek at (202) 551-3641 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              David Peinsipp